Exhibit 99.3

1 The following slides update certain information relating to the proposed transaction terms and the proposed capitalization an d o wnership previously provided in the investor presentation dated April 2019 and furnished as Exhibit 99.1 to the Form 8 - K filed on April 2, 2019 by Thunder Bridge Ac quisition Ltd.

2 Proposed Transaction Overview 1) See “Transaction Summary” and “Proposed Capitalization and Ownership.” 2) See “Proposed Capitalization and Ownership.” 3) See “Adjusted EBITDA.” Transaction Structure (1) Valuation Cap Structure / PF Leverage PF Ownership Listing • Thunder Bridge Acquisition, Ltd. has entered into a definitive agreement to acquire REPAY • Pro forma corporate structure will be an UP - C corporation • Transaction valued at an implied enterprise value of $664.8 mm (2) at a 15.1x multiple on 2019B Adjusted EBITDA of $44.0 mm (3) and 12.5x on the midpoint of the 2020E Adjusted EBITDA range of $52 - $54 mm (3) • Transaction to be funded through a combination of Thunder Bridge equity, cash held in the Thunder Bridge trust account after public shareholder redemptions, newly raised debt of $170.0 mm (2) and newly raised PIPE of $135.0 mm • Pro forma gross leverage of 4.4x and pro forma net leverage of 2.9x based on estimated LTM June 2019 Adjusted EBITDA of $38.3 mm • Equity holders of REPAY expected to hold 27% of the outstanding equity interests of the combined company at closing • Thunder Bridge will become a Delaware corporation and as the post - closing company (“Pubco”) will adopt REPAY’s name and is expected to continue to be listed on the NASDAQ

3 Transaction Updates 1) Tranche 1 will remain with Sponsor and not be subject to forfeiture. Tranches Two and Three will remain in the name of Sponso r a nd Sponsor will retain voting power of such shares, but will be put into escrow and be subject to forfeiture if, within 7 years of the closing date the stock price has not reached $11.50 (Tranche Two) and $12.50 (Tranche Three) on any 20 trading da ys during any 30 trading day period. 2) See assumptions set forth on slide entitled “Proposed Capitalization and Ownership.” Founder Warrants • Certain PIPE investors that have agreed to a 120 day lock - up will receive 8.0 mm founder warrants from the sponsor that are convertible into 2.0 mm shares in the aggregate for all such investors • All remaining Founder Warrants to be forfeited − Effectively eliminates 77% of dilution from founder warrants Public Warrants • Warrant terms amended (subject to vote of warrant holders), such that each warrant becomes exercisable for ¼ share at exercise • Warrant holders, other than the PIPE investors being transferred founder warrants, to receive $1.50 per warrant in cash in connection with the proposed warrant amendment − Effectively eliminates 75% of dilution from public warrants Reduction in Base Merger Consideration and Founder Promote Shares • Base merger consideration to seller reduced by $19.4 mm to $580.7 mm • Founder shares further reduced by 1.935 mm shares (in addition to the 0.4 mm shares previously agreed to be forfeited) (1) − Tranche 1: reduced by 1.0 mm shares − Tranche 2: reduced by approximately 0.5 mm shares − Tranche 3: reduced by approximately 0.5 mm shares Minimum Cash Consideration Condition • Reduced from $290.0 mm to $260.0 mm • Requires that holders of not more than 12,215,084 of Thunder Bridge’s Class A ordinary shares (47.3% of the outstanding Thunder Bridge Class A ordinary shares) elect to have their shares redeemed (2) Private Placement • Newly raised PIPE of $135.0 mm in aggregate gross proceeds, at $10.00 per share, with founder warrants transferred by Thunder Bridge’s sponsor for certain investors (described below)

4 Transaction Summary Transaction ▪ Thunder Bridge Acquisition, Ltd. has entered into a definitive agreement to acquire REPAY ▪ The transaction is intended to utilize an up - C structure and is expected to close Q2 2019 ▪ Thunder Bridge will become a Delaware corporation and as the post - closing company (“Pubco”) will adopt REPAY’s name and is expec ted to continue to be listed on the NASDAQ Valuation, Ownership and Capital Structure ▪ Transaction valued at an implied enterprise value of $664.8 mm (1) at a 15.1x multiple on 2019B Adjusted EBITDA of $44.0 mm (2) and 12.5x on the midpoint of the 2020E Adjusted EBITDA range of $52 - $54 mm (2) ▪ Transaction is expected to be funded through a combination of Thunder Bridge equity, cash held in the Thunder Bridge trust ac cou nt after public shareholder redemptions, newly raised debt of $170.0 mm (1) and a newly raised PIPE of $135 mm ▪ Pro forma gross leverage of 4.4x and pro forma net leverage of 2.9x based on estimated LTM June 2019 Adjusted EBITDA of $38.3 mm (3) ▪ Equity holders of REPAY expected to hold 27% of the outstanding equity interests of the combined company at closing (1) Post - Transaction Management and Board ▪ REPAY’s management will continue to operate the business post - transaction ▪ 9 - member Board of Directors, expected to include John Morris (CEO, REPAY), Shaler Alias (President, REPAY), Jeremy Schein (Mana g ing Director, Corsair), Richard Thornburgh (Senior Advisor, Corsair), Bill Jacobs (former SVP, MasterCard), Peter Kight (Founder of CheckFree), Gary Simanson (former CEO, First Avenue National Bank and Managing Director, First Capital Group), Bob Hartheimer (former Managing Director, Promontory), and Maryann Goebel (former CIO, Fiserv) Earn - Out of Additional Shares by Existing REPAY Equity Holders and Escrowed Shares by Thunder Bridge Sponsor Existing REPAY Equity Holders ▪ Up to 7,500,000 additional LLC Units of REPAY, as a subsidiary of Pubco (the “LLC Units”) exchangeable for Class A Shares of Pubco (the “Class A Shares”) in aggregate o Within one year of the closing date, 50% earnout units awarded if VWAP of Class A Shares >= $12.50 on any 20 trading days during any 30 trading day period o Within two years of the closing date, 100% earnout units awarded if VWAP of Class A Shares >= $14.00 on any 20 trading days during any 30 trading day period o Earn - Out Shares will be immediately issued upon a change of control of the combined public company Thunder Bridge Sponsor ▪ At closing, Sponsor owns 4,115,000 Class A Shares, divided into 3 tranches (4) o Tranche One will consist of 1,150,000 shares (~28% of Sponsor’s shares) and will remain with Sponsor and will not be subject to forfeiture o Tranches Two and Three, each consisting of 1,482,500 shares (each ~36% of Sponsor’s shares), will remain in the name of Sponsor and Sponsor will retain voting power of such shares, but will be put into escrow and be subject to forfeiture if, within 7 years of the closing date the stock price has not reached $11.50 (Tranche Two) and $12.50 (Tranche Three) on any 20 trading days during any 30 trading day period (5) ▪ Escrowed shares will be immediately released (i) upon a change of control of the combined public company (ii) upon consummating a going private transaction or (ii) certain other events resulting in a delisting of Pubco shares. 1) See “Proposed Capitalization and Ownership” on slide 34 for calculation. Additional financing may be required to complete the Tr ansaction, including the issuance of additional equity securities. 2) See “Adjusted EBITDA.” 3) Source: Management estimate. 4) Assumes forfeiture of 1,935,000 Sponsor shares in respect of new transaction structure, in addition to the forfeiture of 400, 000 Sponsor shares at closing in respect of certain transaction expenses. 5) The number of Class A Shares held in escrow in Tranches Two and Three will be reduced (pro rata) to the extent Thunder Bridge ’s expenses at closing exceed $21.75 mm (calculated at the redemption price).

Proposed Capitalization and Ownership

Sources & Uses

Proposed Sources	
Rollover Equity	$ 150.3
SPAC Cash[1][2]	263.0
New Debt Raised[3]	170.0
PIPE Proceeds	135.0
Total Proposed Sources	**$ 718.2**

Proposed Uses	
Stock Consideration ($10.00 / share)[6]	$ 150.3
Cash Consideration to Seller[2][6]	334.6
Repayment of Existing REPAY Net Debt	80.3
Estimated Expenses	54.4
Cash to Warrant Holders[4]	38.7
Cash to Balance Sheet[5]	60.0
Total Proposed Uses	**$ 718.2**

Proposed Pro Forma Capitalization at Closing

Share Price	$ 10.00
Total Shares Outstanding[2][8][9]	55.5
Equity Value	**$ 554.8**
Debt at Close[3]	170.0
Cash at Close[5]	(60.0)
Enterprise Value	**$ 664.8**
REPAY 2020E Adjusted EBITDA Range[7]	$52 - $54
REPAY EV / 2020E Adjusted EBITDA Multiple	12.3 x - 12.8 x
REPAY 2019B Adjusted EBITDA[7]	$ 44.0
REPAY EV / 2019B Adjusted EBITDA Multiple	15.1 x
REPAY Estimated LTM June 2019 Adjusted EBITDA	$ 38.3
Net Debt / Estimated LTM June 2019 Adjusted EBITDA	2.9 x

Proposed Equity Capitalization Summary[8]

	At Closing - No Earn-Out	
Party	Class A Shares / LLC Units	% Ownership
Existing REPAY Shareholders[6]	15,025,000	27.1%
SPAC Sponsor Shareholders[9]	1,150,000	2.1%
SPAC Public Shareholders[2]	25,800,000	46.5%
PIPE Shares	13,500,000	24.3%
Total[8]	**55,475,000**	**100.0%**

Note: Merger consideration is $580.7 million subject to adjustment for REPAY debt, excess transaction expenses, working capital adjustments, employee transaction bonuses and cash. The presentation on this slide reflects adjustments for REPAY debt, currently estimated expenses and certain employee payments and does not reflect any other assumed adjustments. The adjustments will be estimated at closing. Of the equity portion of the merger consideration, 60,000 LLC Units (described in footnotes) will be held in escrow for surrender in the event of downward post-closing true-up adjustments to the merger consideration and up to 60,000 additional LLC Units available for delivery to cover upward purchase price adjustments.

1) SPAC cash includes the amount held in trust and estimated accrued interest.
2) Assumes no redemptions by Thunder Bridge's existing public shareholders. Actual results in connection with the merger may differ. Additional financing may be required to complete the transaction, including the issuance of additional equity securities.
3) Projected debt balance at close.
4) Reflects payment proposed to be made to public warrant holders equal to $1.50 per warrant. See "Transaction Updates."
5) Projected cash balance at close.
6) Existing REPAY shareholders will own LLC units of REPAY, as a subsidiary of Pubco, exchangeable for Class A Shares of Pubco. Assumes existing REPAY equity holders receive $334.6 million in cash consideration (prior to a deduction of $2.15 million for certain cash escrows and administrative funds. Thunder Bridge is required under the merger agreement to pay at least $260 million (prior to the deduction for cash escrows and administrative funds noted above) in cash consideration. If Thunder Bridge has insufficient cash, REPAY can waive the closing condition and instead receive addition LLC units at a value of $10.00 per LLC Unit in lieu of any cash shortfall. Up to 7,500,000 additional LLC units exchangeable for Class A Shares will be delivered if earn-out conditions are satisfied. See "Transaction Summary" on slide 33.
7) See "Adjusted EBITDA."
8) Excludes (i) the exercise of 33,800,000 warrants outstanding, exercisable at $2.875 per quarter Class A Share (or $11.50 per whole share) into 8,450,000 shares of Class A common stock (reflecting the proposed warrant agreement amendment to be voted upon by the warrant holders and approved and implemented as a condition to closing) and (ii) Management Incentive Pool of 10% fully diluted (including 7.5 million Earn-Out Units and awards authorized under the plan), but excluding the impact of outstanding warrants. Percentages are estimates only, and such estimates are based on the assumption that each of the LLC Units will convert into Class A Common Stock of the Pubco.
9) At closing, SPAC Sponsor owns 1,150,000 shares that are not subject to forfeiture, while an aggregate of 2,965,000 shares in the name of the SPAC Sponsor are held in escrow subject to forfeiture. These amounts in this summary table assume cancellation of 2,335,000 Sponsor shares at closing in respect of certain transaction expenses and that the 2,965,000 escrow shares are forfeited. See "Transaction Updates."

REPAY
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Adjusted EBITDA

Adjusted EBITDA Reconciliation

($ in millions)	2016A	2017A	2018A
Net Income (Loss)	**($0.5)**	**$9.4**	**$10.5**
Interest Expense	2.3	5.7	6.1
Depreciation and Amortization	3.7	7.5	10.4
EBITDA[1]	**$5.5**	**$22.6**	**$27.0**
Loss on Extinguishment of Debt[2]	0.0	1.2	0.0
Non-cash Change in FV Contingent Consideration[3]	-	(2.1)	(1.1)
Transaction Expenses[4]	15.3	1.4	4.8
Share-based Compensation Expense[5]	0.1	0.6	0.8
Management Fees[6]	0.2	0.4	0.4
Legacy Commission Related Charges[7]	0.2	0.8	4.2
Employee Recruiting Costs[8]	-	0.3	0.3
Loss on Disposition of Property and Equipment[9]	0.0	0.0	0.0
Other Taxes[10]	0.1	0.1	0.2
Strategic Initiative Costs[11]	0.0	0.2	0.3
Other Non-recurring Charges[12]	0.2	(0.0)	(0.0)
Adjusted EBITDA	**$21.7**	**$25.4**	**$36.8**

Note: This Presentation includes forecasted 2019 Adjusted EBITDA and ranges of forecasted 2020 Adjusted EBITDA for REPAY. This Presentation does not provide a reconciliation of this forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure because calculating the components would involve numerous estimates and judgments that are unduly burdensome to prepare and may imply a degree of precision that would be confusing or potentially misleading to investors.

1) REPAY is not a taxable entity so there are no taxes to add back in calculating EBITDA. For presentation purposes, a specified tax rate was assumed for future periods.
2) Reflects write-offs of debt issuance costs relating to REPAY's term loans and prepayment penalties relating to its previous debt facility.
3) Reflects the changes in Management's estimates of future cash consideration to be paid in connection with prior acquisitions from the amount estimated as of the later of the most recent balance sheet date or the original estimates made at the closing of the applicable acquisition.
4) Primarily consists of the professional service fees and other costs in connection with (1) the Business Combination and a potential acquisition by Repay that was abandoned during the year ended December 31, 2018, (2) financing transactions and the acquisitions of (i) PaidSuite, Inc. and PaidMD, LLC and (ii) Paymaxx Pro, LLC during the year ended December 31, 2017, (3) the 2016 Recapitalization during the period from Inception to December 31, 2016 (Successor) and (4) financing transactions and the acquisition of Sigma Payment Solutions Inc. during the period from January 1, 2016 to August 31, 2016 (Predecessor).
5) Represents compensation expense associated with equity compensation plans.
6) Reflects management fees paid to Corsair Investments, which will terminate upon the completion of the Business Combination.
7) Represents payments made to certain employees in connection with transition from REPAY's legacy commission structure to its current commission structure.
8) Represents payments made to third-party recruiters. REPAY has developed an internal recruiting function, which is expected to decrease reliance on third-party recruiters.
9) Represents loss on dispositions of certain property and equipment.
10) Reflects franchise taxes and other non-income based taxes.
11) Consists of one-time consulting fees relating to processing services and other operational improvements, one-time payment to vendor for additional merchant data, one-time payment relating to special projects for new market expansion and legal expanses relating to review of potential compliance matters.
12) Represents other non-recurring items that REPAY's management believes are not representative of its ongoing operations.

REPAY
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Important Information About the Transaction and Where to Find It
This communication is being made in respect of the proposed business combination between Thunder Bridge and REPAY. In connection with the proposed business combination, Thunder Bridge has filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-4, which includes a preliminary proxy statement/prospectus of Thunder Bridge, and will file other documents regarding the proposed transaction with the SEC. After the registration statement is declared effective, Thunder Bridge will mail the definitive proxy statement/prospectus to its shareholders. Before making any voting or investment decision, investors and shareholders of Thunder Bridge are urged to carefully read the preliminary proxy statement/prospectus, and when they become available, the definitive proxy statement/prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about Thunder Bridge, REPAY and the proposed business combination. The documents filed by Thunder Bridge with the SEC may be obtained free of charge at the SEC's website at www.sec.gov, or by directing a request to Thunder Bridge Acquisition, Ltd., 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066, Attention: Secretary, (202) 431-0507.

Participants in the Solicitation
Thunder Bridge and REPAY and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Thunder Bridge in favor of the approval of the business combination. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Thunder Bridge in connection with the proposed business combination is set forth in the preliminary proxy statement/prospectus. Free copies of these documents may be obtained as described in the preceding paragraph.

Forward-Looking Statements
This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding REPAY's industry and market sizes, future opportunities for Thunder Bridge, REPAY and the combined company, Thunder Bridge's and REPAY's estimated future results and the proposed business combination between Thunder Bridge and REPAY, including the implied enterprise value, the expected transaction and ownership structure and the likelihood and ability of the parties to successfully consummate the proposed transaction. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in Thunder Bridge's reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inability to meet the closing conditions to the business combination, including the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; the inability to complete the transactions contemplated by the definitive agreement due to the failure to obtain approval of Thunder Bridge's shareholders, the inability to consummate the contemplated debt financing, the failure to achieve the minimum amount of cash available following any redemptions by Thunder Bridge shareholders or the failure to meet The Nasdaq Stock Market's listing standards in connection with the consummation of the contemplated transactions; costs related to the transactions contemplated by the definitive agreement; a delay or failure to realize the expected benefits from the proposed transaction; risks related to disruption of management time from ongoing business operations due to the proposed transaction; changes in the payment processing market in which REPAY competes, including with respect to its competitive landscape, technology evolution or regulatory changes; changes in the vertical markets that REPAY targets; risks relating to REPAY's relationships within the payment ecosystem; risk that REPAY may not be able to execute its growth strategies, including identifying and executing acquisitions; risks relating to data security; changes in accounting policies applicable to REPAY; and the risk that REPAY may not be able to develop and maintain effective internal controls.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about Thunder Bridge and REPAY or the date of such information in the case of information from persons other than Thunder Bridge or REPAY, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding REPAY's industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

No Offer or Solicitation
This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the transaction. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom

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